Exhibit 19.1
Official Company Policy

Corporate Policy: Securities Trading Policy	Last Revised: October 2024
Department Owner: Legal – Corporate and Securities Subject to Board Approval	Applicable To: All Employees and Members of the BOD

Contents
1.0	PURPOSE	1
2.0	SCOPE	1
3.0	POLICY	2
3.1	Insider Trading and Tipping	2
3.2	When and How You Can Trade Company Stock	3
3.3	Trading Pre-Clearance	5
3.4	Family Members	6
3.5	Entities That You Control	6
4.0	ENFORCEMENT	6
5.0	CONTACTS	6

1.0	PURPOSE
Charter Communications, Inc. (“Charter,” or "Company") encourages its employees to participate in the Company's future through ownership of securities issued by the Company. However, certain obligations, as well as benefits, follow from securities ownership. This Securities Trading Policy ("Policy") outlines those obligations and other matters relating to the purchase and/or sale of the Company’s securities.

2.0	SCOPE
SCOPE
This Policy applies to all employees, officers and members of the Board of Directors (including any director emeriti) of Charter and its subsidiaries. This Policy also applies to immediate family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including common and preferred stock, bonds, notes, debentures, options, puts, calls and other securities as that term is generally used, and includes the sale of common stock acquired by exercising stock options (but not the receipt of the stock from the Company pursuant to the exercise of

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that option – see below under the heading “Permitted Transactions”), and gifts of securities (but excluding gifts described under the heading “Permitted Transactions” below).

3.0	POLICY

3.1    Insider Trading and Tipping

As further described below, no Company employee, officer or director may trade in Company Securities while he or she is aware of material nonpublic information (as explained below) about the Company, except as otherwise specified in this Policy. In addition, no Company employee, officer or director may transmit (or “tip”) material nonpublic information to others or recommend that they buy or sell Company Securities based on such information. Note that legal liability for tipping can be imposed even if the person passing along the information has no financial interest or gain in the subsequent transaction.

This Policy on insider trading and tipping also applies to information relating to another company, including Charter’s competitors, customers and suppliers, that is obtained in the course of employment with the Company or by serving as a director of the Company. Trading in securities of such other company based upon, or tipping material nonpublic information about that other company, also is strictly prohibited.

The Company recognizes that it is necessary to continue to communicate important and, sometimes, material nonpublic information in order for people to do their jobs. However, precautions must be taken to prevent abuse and improper disclosure of this information. Discussing information pertinent to a job task with someone whose work for the Company requires that they know the information is not tipping but all reasonable steps required to maintain the confidentiality of material nonpublic information – such as precautions against the inadvertent disclosure of such information to employees or others who do not require that information in the course of their normal job duties – must be taken.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information: Any information that a reasonable investor likely would consider important in making a decision to buy, hold or sell securities. Both “good news” and “bad news” can be material. Examples of the types of information which may be regarded as material are:

•financial information or projections;

•news of a pending or proposed merger, acquisition or sale of cable systems, alliances, or strategic partnerships;

•gain or loss of a substantial supplier or contract;

•significant new product or technological developments;

•significant pricing changes;

•financial liquidity problems;

•significant actions by regulatory bodies;

•major changes in senior management;

•the gain or loss of, or major disputes with, significant contractors or suppliers; or

•significant financing transactions.

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Nonpublic Information: Information that is not generally known or available to the public at large is nonpublic information.

3.2    When and How You Can Trade Company Stock

TRADING “WINDOW” PERIODS

As we approach the end of each fiscal quarter, many employees may gain the ability to form a view of Charter’s financial performance for that quarter. For that reason, Restricted Employees (as defined below) may only trade in Company Securities during designated “trading windows.” In other words, in addition to the prohibition on trading when you have material nonpublic information about Charter, Restricted Employees may not trade in Company Securities outside of designated trading windows. Trading windows will generally be open beginning the second business day following the day the financial results of the Company for that quarter are publicly released and generally will end three to four weeks later, but no later than the 15th day of the last month in a fiscal quarter. Restricted Employees also will be prohibited from trading in Company Securities anytime we announce a prohibition on trading. In these instances, our transfer agent will be informed of the prohibition and will not permit transfers of Company Securities by persons subject to the prohibition. But it is again important to note that you are prohibited from trading in the securities of any public company – Charter included – when you have any material nonpublic information about that company. Even during a trading window, no Company employee, officer or director may trade in Company Securities when he or she is aware of material nonpublic information about the Company.

“Restricted Employees” include any employee with the title of Vice President or equivalent and above; all persons employed in the Finance, Investor Relations, Legal and Stock Administration departments; members of corporate executive staff; members of the Board of Directors (including any director emeriti); and any other designated employee identified by senior management as a “Restricted Employee” (e.g., key consultants, executive staff support, compensation personnel, senior Marketing staff), as well as the Family Members (as defined below) and Controlled Entities (as defined below) of such persons.

We will endeavor to send notices to all affected employees announcing the opening and duration of trading windows, but each Restricted Employee is responsible for inquiring and complying with this Policy even if the notice has not been received or read or has been misplaced. If you are identified as a Restricted Employee, you will need to be cognizant of any outstanding limit orders you may have with your brokers (sale or purchase orders) and need to cancel them for the period when the trading window is not open.

In connection with major events or announcements, the Company may close the trading window and require all employees to refrain from trading. Again, we will endeavor to give advance notice of any such closing.

Exceptions. The transactions described under the headings “Permitted Transactions” and “Rule 10b5-1 Trading Plans” are permitted even when the trading window is closed.

PROHIBITED TRANSACTIONS

Restricted Employees are also prohibited from engaging in the following transactions in Company Securities without the prior approval of the General Counsel, Deputy General Counsel or VP Associate General Counsel – Corporate and Securities:

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i.Short-term Trading. Restricted Employees who purchase Company Securities may not sell any Company Securities of the same class for at least six months after the purchase (and vice versa);

ii.Short Sales. Restricted Employees may not sell Company Securities short;

iii.Options Trading. Restricted Employees may not buy or sell puts or calls or other derivative securities on Company Securities; and

iv.Hedging. Restricted Employees may not enter into hedging or monetization transactions or similar arrangements with respect to Company Securities.

PERMITTED TRANSACTIONS

This Policy does not apply in the case of the following transactions, except as specifically noted:

i.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the Company’s withholding of shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or the tax liability associated with, an option.

ii.Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock or restricted stock units, or the Company’s withholding of shares to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of Company Securities received upon such vesting.

iii.Retirement Plans: This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan or Retirement Accumulation Plan resulting from the periodic contribution of money by you or the Company to such plans. This Policy does apply, however, to certain elections you may make under such plans, including: (a) an election to increase or decrease the percentage of the periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

iv.Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in an employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in such a plan, changes to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

v.Other Similar Transactions: Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

vi.Mutual Funds: Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

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vii.Estate Planning Transfers or Family Gifts Not Involving a Purchase or Sale: A transfer of Company Securities for no consideration to a recipient who is subject to this Policy (such as a Family Member, a trust for the benefit of a Family Member or a Controlled Entity) is not a transaction subject to this Policy.

viii.Certain Transactions: Any transaction in, or with respect to, Company Securities by Liberty Broadband Corporation (“Liberty”) or Advance/Newhouse Partnership (“ANP”), including any successors, or any affiliates thereof, to the extent such transaction (a) is permitted by law, (b) is not made on the basis of material, non-public information directly or indirectly from the Company, and (c) is not prohibited by any provision of the Second Amended and Restated Stockholders Agreement dated as of May 23, 2015 by and among Charter Communications, Inc., CCH I LLC, Liberty and ANP, as it may be amended.

RULE 10B5-1 TRADING PLANS

Restricted Employees may trade in Company Securities in accordance with a written, valid pre-arranged trading plan that meets the conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). Trades made pursuant to a valid Rule 10b5-1 Plan are not subject to the Company's preclearance (as described below) or trading window restrictions. Accordingly, an effective Rule 10b5-1 Plan allows you to continue trading in Company securities when the trading window is not open.

Company employees, officers and directors can implement or change the terms of a Rule 10b5-1 Plan only at a time when they do not have material nonpublic information about the Company and, for Restricted Employees, only when the trading window is open. Restricted Employees must notify the Legal Department of the early termination of a Rule 10b5-1 Plan. A Rule 10b5-1 Plan must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a Rule 10b5-1 Plan can delegate investment discretion to an independent third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan.

The requirements a Rule 10b5-1 Plan must fulfill to be valid are detailed. For further information about Rule 10b5-1 trading plans, please contact the Legal Department.

3.3    Trading Pre-Clearance

To protect against inadvertent violations of the insider trading laws and avoid the appearance of improper trading, during periods when the trading window is open, all transactions in Company Securities by Restricted Employees, except those transactions set forth below, must be approved in advance by the General Counsel, Deputy General Counsel or the VP Associate General Counsel – Corporate and Securities. If such persons are contemplating a transaction in Company securities, you must contact the General Counsel, the Deputy General Counsel or the VP Associate General Counsel – Corporate and Securities to request approval in advance.

Clearance of a transaction is effective through the end of up to two full trading days after the time the Legal Department grants clearance for the trade, unless the Legal Department indicates otherwise. If the transaction order is not placed within that time period, clearance must be requested again. Clearance should only be requested when a Restricted Employee is prepared to trade. The Legal Department has discretion to not grant rolling pre-clearance requests. A response from the Legal Department that a trade may not occur should be kept confidential to avoid signaling to other employees that something nonpublic and material may be happening with respect to the Company.

Exceptions. This pre-clearance requirement does not apply to those transactions described above under the headings “Permitted Transactions” and “Rule 10b5-1 Trading Plans.”

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3.4 Family Members

This Policy applies to your immediate family members (including (i) a spouse, any children, and any stepchildren who share your household and (ii) a child or stepchild away at college), anyone else living in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). As discussed above, you should not pass along material nonpublic information about the Company to others who do not have a legitimate business reason to know the information, including Family Members. Directors, officers and employees of the Company are expected to be responsible for compliance with this Policy by Family Members. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by or related to you or your Family Members.

3.5 Entities That You Control

This Policy applies to any entities that you control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

4.0	ENFORCEMENT

All Company directors, officers and employees should remember that he or she bears the ultimate responsibility for adhering to this Policy and avoiding improper trading. Violations of this Policy or any of its provisions may result in appropriate corrective action, up to and including termination of employment.

There are strict legal prohibitions against trading securities based upon and tipping material nonpublic information. Violations of these prohibitions may result in civil penalties of up to three times the profit gained or losses avoided on a transaction, criminal fines of up to $5 million and/or a jail sentence of up to 20 years.

5.0	CONTACTS

Anyone who has a question concerning the propriety of a proposed transaction, or who has a general question about this Policy should contact the General Counsel, Deputy General Counsel or the VP Associate General Counsel – Corporate and Securities.

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